CENTRAL EUROPEAN DISTRIBUTION CORPORATION ANNOUNCES IT HAS

SIGNED SHARE PURCHASE AGREEMENT WITH POLISH TREASURY MINISTRY

TO ACQUIRE 61% OF POLMOS BIALYSTOK

BALA CYNWYD, PA, July 11, 2005 /PRNewswire/ — Central European Distribution Corporation (Nasdaq: CEDC) announced today that it has signed a share purchase agreement with the Polish Treasury Ministry to purchase 61% of the outstanding capital stock of Polmos Bialystok S.A., Poland’s second largest producer of vodka, for a total purchase price of PLN 1.06 billion (approximately $312 million based on current exchange rate). The share purchase will be completed upon receipt of approvals from the Polish anti-monopoly office and the Polish securities and stock exchange commission. The acquisition is expected to close in the third quarter of 2005.

We are currently arranging financing for the purchase price of the Polmos Bialystok shares. As provided for in the share purchase agreement, we deposited today PLN 100 million (approximately $29 million based on current exchange rate). This deposit will be credited towards the total purchase price or will be returned to us if the transaction has not closed during the next six months for reasons which are not attributable to us. In addition, in the share purchase agreement we agree that Polmos Bialystok will make certain investments consistent with its on-going business needs, including the construction of a spirits rectification unit.

William Carey, Chairman and CEO, said, “We are very pleased that after 2 years of working towards the finalization of the privatization of Polmos Bialystok, we have reached this important milestone with the Polish Treasury. We have also submitted the application last week to the Polish anti-monopoly office for approval, a process that takes approximately 60 days. We still look to close this transaction during the 3rd quarter of this year, subject to anti-monopoly office approval. “

“With the closing of this acquisition, CEDC will control the number one vodka brand in Poland, Absolwent, as well as owning the Zubrowka trademark, one of the top 10 best selling domestic vodka brands and one of the fastest growing export brands. We look forward to working with existing Polmos Bialystok senior management to continue to expand the development of Polmos Bialystok’s product portfolio domestically as well as internationally.”

CEDC is one of the leading importers of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis, in Poland. CEDC operates 14 distribution centers and 86 satellite branches throughout Poland. It distributes many of the world’s leading brands in Poland, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Foster’s, Grolsch, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements, expressed or implied, by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2004, and in other periodic reports filed by CEDC with the Securities and Exchange Commission.

For further information please contact:

James Archbold, Director of Investor Relations, at 610-660-7817 or visit our Web site at http://www.ced-c.com.